Exhibit 10.1

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (the "Agreement"), is made and entered into as of August 11, 2022 (the "Effective Date"), by and between SOCIETAL CDMO GAINESVILLE, LLC, a Massachusetts limited liability company ("Seller"), and WEEKLEY HOMES, LLC, a Delaware limited liability company ("Buyer") (Seller and Buyer are each referred to herein as a "Party" and collectively as the "Parties").

RECITALS

A.
Seller is the fee simple owner of certain unimproved real property, including all rights, benefits, privileges, easements, hereditaments and appurtenances related, belonging or appertaining thereto, and all after-acquired interests of every kind and nature therein, which real property is situated in the City of Gainesville, Hall County, State of Georgia, more particularly described at Exhibit "A" attached hereto (collectively, "Property"), which Property is comprised of approximately one hundred twenty-one (121) acres of raw land comprised of a portion of Assessor's Parcel Numbers 08016- 002001, 08017-000001 & 08015-006019).
B.
Seller wishes to sell to Buyer, and Buyer wishes to purchase, the Property, subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.
Purchase and Sale of Property. For the price and upon and subject to the terms, conditions and provisions set forth in this Agreement, Seller will sell and convey to Buyer, and Buyer will purchase from Seller, the Property.
2.
Effective Date; Purchase Price; Deposit.
(a)
The Parties may execute separate counterparts of this Agreement and deliver PDF signature pages for purposes of assembling a fully-executed Agreement. The last Party to execute and deliver a PDF signature page will circulate the fully-executed Agreement by email with the Effective Date filled in as of the date of such email delivery. The Parties agree a fully-executed PDF version of this Agreement shall be enforceable the same as a wet ink original. The Parties shall deliver the fully-executed Agreement (email shall be acceptable) to Windward Title, LLC, as agent for Old Republic National Title Insurance Company (the "Title Company"), as escrow holder, and the Title Company acknowledges receipt thereof by executing a separate counterpart of this Agreement, which may also be delivered by PDF, DocuSign or similar electronic signature platform.
(b)
The purchase price ("Purchase Price") for the Property will be Nine Million Seventy-Five Thousand and 00/100 Dollars ($9,075,000) or Seventy-Five Thousand and 00/100 Dollars ($75,000.00) per acre. Final determination of the Purchase Price will be subject to the Parties confirming the acreage as determined by the Survey to be obtained by Buyer pursuant to Section 5 and to be approved by Seller. Buyer agrees to pay the Purchase Price as follows:

(i)
Within five (5) business days following the Effective Date, Buyer will deliver to the Title Company, as escrow holder, the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) in immediately available funds as an earnest money deposit (together with any interest earned thereon, the "Deposit"). The Title Company will invest the Deposit in accordance with Buyer's written instructions.
(ii)
Upon expiration of the Inspection Period (as defined below), if Buyer has failed to give Seller written notice terminating this Agreement as set forth in Section 6(b) of this Agreement, the Deposit shall be non-refundable and shall be credited to the Purchase Price at Closing (as defined below) (except for a default by Seller hereunder or as otherwise expressly provided herein).
(iii)
On the Closing Date (as defined in Section 11 below), Buyer will pay the balance of the Purchase Price by federal wire transfer of funds as provided in Section 11(c)(ii) hereof, subject to the credits, prorations and adjustments set forth herein, and the Deposit and the Land Disturbance Permit (LDP) Extension Fees (defined herein), if any, and interest accrued thereon, will be credited to the Purchase Price.
3.
Title and Deed. On the Closing Date, Seller will sell and convey to Buyer fee simple title to the Real Property by limited warranty deed in proper form for recording (the "Deed"), subject only to (a) general state, county and city taxes and installments of special assessments, if any, not yet due and payable for the tax fiscal year in which the Closing Date occurs and all subsequent years, (b) all matters of record approved by Buyer pursuant to the terms hereof, (c) all matters that would be shown by a current and accurate survey and (d) such other matters as may be shown in the Title Commitment or on the Survey (each as hereinafter defined), in each instance as approved by Buyer pursuant to the terms hereof. The matters identified in clauses (a) through (d) of the preceding sentence, and all other matters designated herein as permitted exceptions to Buyer's title, are herein called the "Permitted Exceptions."
4.
Seller Due Diligence Materials. No later than five (5) business days following the Effective Date, Seller shall deliver to Buyer copies of all the following documentation in Seller's possession regarding the Property: (a) copies of tax bills for the two (2) most recent years; (b) existing title policy, surveys, plats, site plans and engineering studies; (c) any and all written information regarding any pending or threatened condemnation proceedings and awards to Seller's knowledge; (d) any and all environmental reports, including Phase I and Phase II environmental site assessments; and (e) any and all entitlement documents and permits (collectively, the "Seller Due Diligence Materials"). Except as may be specifically provided in this Agreement, Buyer acknowledges and agrees that Seller makes no representation or warranty of any nature whatsoever, express or implied, with respect to the ownership, enforceability, accuracy, adequacy or completeness or otherwise of any Seller Due Diligence Materials. If the Closing fails to take place for any reason, Buyer will promptly return or destroy all Seller Due Diligence Materials.
5.
Title Insurance; Survey.
(a)
Following the Effective Date, Buyer will obtain, at Buyer's sole cost and expense a title insurance commitment (the "Title Commitment") issued by the Title Company. The Title Commitment will constitute the commitment of the Title Company to issue to Buyer, at Buyer's expense, an ALTA standard coverage owner's policy of title insurance (the "Title Policy"), in the amount of the Purchase Price, insuring that at the time of the recording of the

Deed there is vested in Buyer fee simple title to the Property, subject only to the Permitted Exceptions.

(b)
During the Inspection Period (as defined below), Buyer, at Buyer's expense, shall obtain an ALTA/NSPS survey of the Property (the "Survey").
(c)
Buyer may, on or before the date that is ninety (90) days after the Effective Date, object to Seller in writing (the "Title Objection Notice") with respect to any matter shown in the Title Commitment or the Survey (collectively, the "Title Matters"). Seller has the right, but not the obligation (except as to Monetary Objections), to attempt to remove, satisfy or otherwise cure any exceptions to title to which Buyer objects. Within ten (10) days after receipt of the Title Objection Notice, Seller will give written notice to Buyer informing Buyer of Seller's election with respect to such objections. If Seller fails to respond in writing within the ten (10) day period, Seller is deemed to have declined to cure the objections (other than Monetary Objections). Except as to Monetary Objections, if Seller declines, or is deemed to have declined, to cure any exceptions to title to which Buyer has objected or if, after electing to attempt to cure, Seller determines that it is unable to remove, satisfy or otherwise cure any such exceptions, Buyer's sole remedy will be either (i) to accept title to the Property subject to such exceptions as if Buyer had not objected and without reduction of the Purchase Price, or (ii) to terminate this Agreement prior to the expiration of the Inspection Period. On any such termination under clause (ii) above, the Title Company will return the Deposit to Buyer. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller is obligated to cure or satisfy all Monetary Objections at or prior to Closing and may use the proceeds of the Purchase Price at Closing for such purpose. For purposes of this Agreement, "Monetary Objection" or "Monetary Objections" means (a) any mortgage, deed to secure debt, deed of trust or similar security instrument encumbering all or any part of the Property arising by, through or under Seller, (b) any mechanic's, materialman's or similar lien created by, through, or under Seller (unless resulting from any act or omission of Buyer or any of its agents, contractors, representatives or employees), and (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent.
(d)
Buyer may update the effective date of its Title Commitment and/or Survey and give written notice to Seller of all objections appearing subsequent to the effective date of its previous Title Commitment and/or Survey, as the case may be (a "Subsequent Title Objection Notice"). For any such updates, Seller has the right, but not the obligation (except as to Monetary Objections), to attempt to remove, satisfy or otherwise cure any exceptions to title to which Buyer objects. Within ten (10) days after receipt of a Subsequent Title Objection Notice (the “Subsequent Title Objection Response Period”), Seller will give written notice to Buyer informing Buyer of Seller's election with respect to such objections. If Seller fails to respond in writing prior to the expiration of the Subsequent Title Objection Response Period, Seller is deemed to have declined to cure the objections (other than Monetary Objections). Except as to Monetary Objections, if Seller declines, or is deemed to have declined, to cure any exceptions to title to which Buyer has objected or if, after electing to attempt to cure, Seller determines that it is unable to remove, satisfy or otherwise cure any such exceptions, Buyer's sole remedy will be either (i) to accept title to the Property subject to such exceptions as if Buyer had not objected and without reduction of the Purchase Price, or (ii) to terminate this Agreement within three (3) business days after the expiration of the Subsequent Title Objection Response Period. On any such termination under clause (ii) above, the Title Company will return the Deposit to Buyer.
6.
Physical Inspection; Confidentiality.

(a)
Beginning on the Effective Date and continuing through and including 5:00 p.m. Eastern Standard Time of the one hundred twentieth (120th) day thereafter (the "Inspection Period"), Buyer may, at Buyer's cost and expense, cause such tests, inspections and examinations to be made by a firm or firms designated by Buyer, with respect to elevations and topography, soil conditions and geology, storm water drainage, environmental matters, availability of utilities, foundation and mechanical matters and any and all other matters regarding the condition of the Property as Buyer deems appropriate in its sole and absolute discretion, including without limitation its suitability and/or feasibility for Buyer's intended development and use of the Property (the "Inspections," and together with the Title Matters and the matters disclosed by the Seller Due Diligence Materials, collectively, the "Feasibility Contingencies"). All such Inspections will be non-destructive in nature, and specifically will not include any physically intrusive testing. Buyer will not conduct any soil, groundwater, soil vapor or surface water sampling of the Property unless approved in writing in advance by Seller, and Buyer will not provide the results of any soil, groundwater, soil vapor or surface water sampling to Seller unless agreed to in writing by Seller.
(b)
If, during the Inspection Period, for any reason or for no reason, Buyer, in its sole discretion, decides not to proceed with the transaction contemplated by this Agreement, then Buyer will have the right to terminate this Agreement by giving written notice (email alone being sufficient with no confirmation receipt or additional method of delivery necessary) to Seller of its election to do so at any time within the Inspection Period. If Buyer timely gives such written notice to terminate this Agreement, then this Agreement will automatically terminate, in which event the Deposit (less One Hundred and 00/100 Dollars ($100.00), which shall be disbursed to Seller) will be returned to Buyer and neither Party will have any further obligation or liability to the other hereunder except as expressly survives termination. If Buyer approves the Feasibility Contingencies or fails to give such written notice to terminate this Agreement within the Inspection Period, then (i) Buyer will be deemed to have waived its right to terminate under this subsection (b) and thereafter will not have the right to do so, and (ii) the Deposit shall become non-refundable to Buyer, except for a default by Seller hereunder or the failure of any Buyer Closing Condition, but which shall be credited to the Purchase Price.
(c)
Prior to entering the Property or performing any Inspection or test at or on the Property, Buyer shall deliver to Seller a certificate of insurance to Seller evidencing that Buyer has, or Buyer's contractors, agents and representatives have, in place commercial general liability insurance licensed in the State of Georgia in the amount of Two Million and No/100 Dollars ($2,000,000.00) combined single limit for personal injury and property damage per occurrence, covering any accident caused by Buyer, its contractors, agents and representatives on the Property, which insurance shall name Seller as an additional insured thereunder.
(d)
Subject to the above, Buyer and its designees may enter the Property to perform the Inspections at any time after the Effective Date following at least twenty-four hours' prior notice to Seller. Upon completion of any Inspection by Buyer, Buyer shall promptly repair (or cause to be repaired), in a good workmanlike manner, any damage to the Property caused by or related to such Inspection to substantially the same condition which existed immediately prior to such damage. Buyer will indemnify, defend and hold harmless Seller and its directors, officers, members, employees and agents from and against all claims, actions, damages, liability, loss and expenses (including reasonable attorneys' fees) (collectively, "Claims") arising from or out of any occurrence in, upon or at the Property caused by any act or omission of Buyer or its designees in conducting the Inspections, including without limitation, in connection with bodily injury and/or property damage resulting from the performance of the Inspections; provided, however, the foregoing shall not include any Claims to the extent resulting from (i) preexisting conditions on the Property discovered during the Inspections conducted pursuant to, and in accordance with, the terms of this Agreement, or (ii) loss, damage or injury to the extent caused by or resulting from the gross negligence or willful misconduct of Seller. Buyer's obligations under this Section 6(d) shall survive Closing or termination of this Agreement.

(e)
If the Closing is not consummated, Buyer will promptly deliver copies of all third-party reports, surveys and other information obtained by Buyer in connection with its Inspections to Seller (but excluding any internal financial models or proprietary information of Buyer); provided, however, that delivery of such copies and information will be without warranty or representation whatsoever, express or implied, including, without limitation, any warranty or representation as to ownership, accuracy, adequacy or completeness. This Section 6(e) will survive the termination of this Agreement.
(f)
All information acquired by Buyer or any of its designated representatives (including by way of example, but not in limitation, the members, officers, directors, shareholders and employees of Buyer, and Buyer's engineers, consultants, counsel and potential lenders and partners, and the members, officers, directors, shareholders and employees of each of them) with respect to the Property, whether delivered by Seller or any of Seller's representatives or obtained by Buyer as a result of its inspection and investigation of the Property, examination of Seller's books, records and files, or otherwise will be used solely for the purpose of determining whether the Property is suitable for Buyer's acquisition and ownership and for no other purpose whatsoever. The terms and conditions which are contained in this Agreement and all such due diligence material which is not published as public knowledge or which is not generally available in the public domain will be kept in strict confidence by Buyer and will not be disclosed to any individual or entity other than to Buyer’s lenders, consultants and those authorized representatives of Buyer who need to know the information for the purpose of assisting Buyer in evaluating the Property. However, Buyer will have the right to disclose any such information if required by applicable law or as may be necessary in connection with any court action or proceeding with respect to this Agreement. Buyer agrees to indemnify and hold Seller harmless from and against any and all loss, liability, cost, damage or expense that Seller may suffer or incur (including, without limitation, reasonable attorneys' fees actually incurred) as a result of the unpermitted disclosure or use of such due diligence material to any individual or entity other than an appropriate representative of Buyer and/or the use of any due diligence material for any purpose other than as contemplated and permitted in this Agreement.
7.
Entitlements & LDP.
(a)
Buyer's obligations to complete the Closing and purchase the Property from Seller are contingent upon Buyer receiving (i) confirmation from the City of Gainesville of sufficient sewer services and capacity (the "Sewer Confirmation") for Buyer's intended residential and mixed use (the "Intended Use"), and (ii) approval from the applicable governmental authorities for the rezoning of the Property for the Intended Use (the "Rezoning", and collectively, clauses (i) and (ii) are hereinafter referred to as the "Entitlements"). Buyer agrees to make its submittal for the Rezoning (which will be applied for and pursued in the order appropriate in the relevant jurisdiction) no later than thirty (30) days after the expiration of the Inspection Period.
(b)
Buyer shall have until the date that is one hundred twenty (120) days after the expiration of the Inspection Period (the "Sewer Confirmation Date") to obtain the Sewer Confirmation. If the Sewer Confirmation is not obtained on or before the Sewer Confirmation Date, Buyer shall either (i) waive the Sewer Confirmation contingency and proceed to Closing by the date specified in Section 11 of this Agreement, or (ii) terminate this Agreement by written notice to Seller on or before the Sewer Confirmation Date and receive a refund of the Deposit, whereupon neither Party shall have any further obligations under this Agreement except for the obligations that expressly survive termination of this Agreement. Buyer shall be deemed to have elected option (i) hereinabove, waiving the Sewer Confirmation contingency, in the event Buyer fails to deliver a timely termination notice under option (ii) hereinabove on or before the Sewer Confirmation Date.

(c)
Within forty-five (45) days after the Rezoning has been granted by the applicable governmental authorities, Buyer will submit an application for a land disturbance permit for the development of the Property for the Intended Use (the "LDP"). Buyer shall have until the date that is one hundred eighty (180) days after the expiration of the Inspection Period (the "LDP Outside Date") to obtain the LDP and Rezoning. Notwithstanding the foregoing, Buyer may extend the LDP Outside Date by up to two (2) periods of ninety (90) days each (each, an "LDP Extension Option") upon (i) written notice to Seller delivered at least three (3) business days prior to the scheduled LDP Outside Date, and (ii) with respect to each LDP Extension Option, payment to the Title Company of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (each, an "LDP Extension Fee" and collectively, the "LDP Extension Fees"), which shall be considered part of the Deposit and shall be nonrefundable. If, despite Buyer’s diligent, good faith efforts, the LDP and Rezoning are not obtained on or before the LDP Outside Date, Buyer shall either (i) waive the LDP contingency and proceed to Closing by the date specified in Section 11 of this Agreement, or (ii) terminate this Agreement by written notice to Seller on or before the LDP Outside Date and receive a refund of the Deposit, whereupon neither Party shall have any further obligations under this Agreement except for the obligations that expressly survive termination of this Agreement. Buyer shall be deemed to have elected option (i) hereinabove, waiving the LDP contingency, in the event Buyer fails to deliver a timely termination notice under option (ii) hereinabove on or before the LDP Outside Date.
(d)
Buyer will use commercially reasonable efforts to diligently pursue and obtain the Entitlements and the LDP and will keep Seller reasonably apprised of Buyer's progress with respect to Buyer's pursuit of the Entitlements and the LDP. Buyer acknowledges and agrees that no Entitlements or other land use approvals, subdivision plat approval or other site development approval, shall be effected prior to close of Escrow, and any of the foregoing matters requiring action by Seller shall be subject to Seller's prior approval, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Seller shall reasonably cooperate with Buyer in processing and obtaining the Entitlements and the LDP, at no cost or expense to Seller, to the extent necessary, including without limitation the execution and delivery of such applications and other documents as may be reasonably required in connection with Buyer's pursuit of the Entitlements and the LDP. Any and all applications, plats, master plans, engineering plans and other materials or submissions made or produced in connection with the Entitlements or the LDP shall be prepared, made and submitted at Buyer's sole cost and expense. It shall be a condition to Buyer’s obligation to close that the Entitlements and the LDP must be without unreasonable conditions or restrictions relating to offsite improvements (including the payment of assessments or the posting of security). A condition or restriction relating to offsite improvements shall be deemed unreasonable if it requires Buyer to expend $500,000 or more. It shall also be a condition to Buyer’s obligation to close that all appeal periods with respect to the Entitlements and the LDP shall have expired without any appeal having been filed or, if filed, such appeal shall have been resolved to the reasonable satisfaction of Buyer.

8.
Representations, Warranties and Covenants; AS-IS.
(a)
Seller's Representations and Warranties. Seller makes the following representations and warranties to Buyer, which shall be deemed to have been made as of the Effective Date and on the Closing Date:
(i)
Bankruptcy. Seller has neither filed nor been the subject of any filing or petition under the Federal Bankruptcy Law or any insolvency laws, any laws for composition of indebtedness or for the reorganization of debtors.
(ii)
FIRPTA. Seller represents and warrants to Buyer that Seller is not a "foreign person", as that term is defined for purposes of the Foreign Investment in Real Property Tax Act, Internal Revenue Code Section 1445, as amended, and the regulations promulgated thereunder (collectively "FIRPTA").
(iii)
Patriot Act. Seller is not, and will not be, a person or entity with whom Buyer is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107 56 (commonly known as the "USA Patriot Act") and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, the "Anti- Terrorism Laws"), including, without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.
(iv)
Leases. No party has any lease or license of all of any portion of the Property and to Seller's knowledge, no adverse or other parties are in possession of the Property or any portion thereof.
(v)
Other Rights. To Seller's knowledge, no party has any right to purchase, right of first offer or right of first refusal with respect to the Property, or any portion thereof.
(vi)
Litigation. Seller has not received written notice of, nor to the best of Seller's knowledge is there, any suit, action, arbitration, legal, administrative or other proceeding or inquiry, pending or threatened against or relating to the Property or Seller that would affect Seller's ability to perform its obligations under this Agreement.
(vii)
Condemnation. Seller has received no notice from any governmental authority or administrative agency, nor does Seller have any knowledge, of any currently pending or contemplated eminent domain or condemnation proceeding against the Property.
(viii)
Environmental. Seller has no actual knowledge of any violation of Environmental Laws (as defined in Section 8(f)) related to the Property or the presence or release of Hazardous Substances (as defined in Section 8(f)) on or from the Property in violation of any Environmental Laws. Seller has not manufactured, introduced, released or discharged from or onto the Property any Hazardous Substances, and Seller has not used the Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Substances. To Seller’s actual knowledge, the Property has never been used as a dump or landfill. Buyer acknowledges receipt of Seller's Phase I Environmental Site Assessment dated September 2019, prepared by TRC, which covers the Property and some additional adjoining property ("Seller's Environmental Report"). Buyer acknowledges that Seller's representations in this clause (viii) are subject to any information and disclosures set forth in Seller's Environmental Report.

(ix)
Underground Storage Tanks. To Seller’s actual knowledge, there are no underground storage tanks or septic fields on the Property. Buyer acknowledges that Seller's representations in this clause (ix) are subject to any information and disclosures set forth in Seller's Environmental Report.
(x)
Execution. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligations of Seller in accordance with its terms.
(b)
Buyer's Representations and Warranties. Buyer makes the following representations and warranties to Seller, which shall be deemed to have been made as of the Effective Date and the Closing Date:
(i)
Authority. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
(ii)
Execution. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligations of Buyer in accordance with its terms.
(iii)
No Litigation. Buyer has not received any written notice of, nor to the best of Buyer's knowledge is there, any suit, action, arbitration, legal, administrative or other proceeding or inquiry, pending or threatened against or relating to Buyer that would affect Buyer's ability to perform its obligations under this Agreement.
(iv)
OFAC. The sources of funds for payment by Buyer of the Purchase Price are not sources of funds which would be subject to 18 U.S.C. §§ 1956- 1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture) or 21 U.S.C. § 881 (Drug Property Seizure), Executive Order 13224, or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (the USA Patriot Act). Neither Buyer nor any person or entity owning an interest in Buyer is a person or entity with whom U.S. persons are restricted from doing business under regulation of the Office of Foreign Assets Control of the Department of Treasury (“OFAC”), including those named on OFAC’s Specially Designated and Blocked Persons list, or under any statute, regulation or executive order (including Executive Order 13224), or by other governmental action.
(c)
Seller Knowledge. All representations and warranties made by Seller in this Agreement are made based on the actual knowledge of Ryan Lake and Scott Rizzo (the “Knowledge Party”), who are the officers of Seller that would have knowledge of the items set forth in this Section 8. Buyer acknowledges and agrees that all such Seller representations and warranties are made without any duty to review or investigate the matters to which such knowledge, or the absence thereof, pertains and with no imputed knowledge whatsoever, whether from any partner, officer, director, member, shareholder or employee of Seller. The Knowledge Party shall have no personal liability arising out of any representations or warranties made herein

(d)
Updates to Representations. Seller shall promptly notify Buyer in writing if any of the representations and warranties of Seller set forth in this Agreement are no longer true and correct as of the Closing. If Buyer discovers any facts or circumstances that render any of Seller's representations and warranties incorrect or inaccurate, Buyer shall promptly notify Seller in writing of such facts or circumstances. If any of Seller's representations and warranties ceases to be true and correct in any material respect, Buyer may elect to (1) terminate this Agreement, in which event the Deposit and the LDP Extension Fees, if any (less One Hundred and 00/100 Dollars ($100.00), which shall be disbursed to Seller), shall be returned to Buyer, or (2) proceed to Closing. If, Buyer, having the right of termination under this Section 8(d) based on a failure or breach of any representation or warranty of Seller set forth in this Agreement, does not terminate this Agreement due to such failure or breach, Buyer's choice in this regard shall constitute a waiver of Buyer's rights with respect to any loss or liability suffered as a result of the failure or breach of such representation or warranty, and any other remedies provided in this Agreement or by law or equity.
(e)
Survival Period; Basket & Cap. The representations and warranties of Seller set forth in this Section 8 shall survive the Closing Date and the delivery of the Deed for a period not to exceed nine (9) months (the “Survival Period”), and upon expiration thereof shall be of no further force or effect, except to the extent that with respect to any particular alleged breach, the non-breaching party delivers written notice on or prior to the expiration of the Survival Period of such alleged breach with reasonable detail as to the nature of such breach, and, to the extent disputed by the breaching party, files an action against the breaching party with respect thereto within thirty (30) days after the giving of such notice. Notwithstanding anything to the contrary contained in this Agreement, Seller will have no liability to Buyer for the breach of any representation or warranty made in this Agreement unless the loss resulting from Seller's breach of its representations and warranties exceeds, in the aggregate, Fifty Thousand and 00/100 Dollars ($50,000.00), in which event Seller will be liable for each dollar of damages resulting from the breach or breaches of its representations and warranties, but in no event will Seller's total liability for any such breach or breaches exceed, in the aggregate, One Hundred Thousand and 00/100 Dollars ($100,000.00). In no event will Seller be liable for, nor will Buyer seek, any consequential, indirect or punitive damages; and in no event will any claim for a breach of any representation or warranty of Seller be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to the Closing or which was contained in the Seller Due Diligence Materials or in any of Seller's files, books or records made available to Buyer for inspection.
(f)
AS-IS; Release. Buyer acknowledges (i) that Buyer has entered into this Agreement with the intention of making and relying on its own investigation or that of Buyer's own consultants and representatives with respect to the physical, environmental, economic and legal condition of the Property, and (ii) that Buyer is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be executed and delivered by Seller to Buyer at the Closing, made (or purported to be made) by Seller or anyone acting or claiming to act on Seller's behalf. Buyer will inspect the Property and will be fully familiar with its physical condition and, subject to the terms and conditions of this Agreement, will purchase the Property in an "as is" condition, "with all faults," on the Closing Date.

NOTWITHSTANDING ANY OTHER PROVISION TO THE CONTRARY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT TO BE EXECUTED AND DELIVERED BY SELLER TO BUYER AT THE CLOSING, SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO BUYER WHATSOEVER, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR USE, OR WITH RESPECT TO THE VALUE, PROFITABILITY OR MARKETABILITY OF THE PROPERTY. BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT TO BE EXECUTED AND DELIVERED BY SELLER TO BUYER AT THE CLOSING, SELLER HAS NOT MADE, DOES NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO THE CONDITION OR COMPLIANCE OF THE PROPERTY WITH RESPECT TO ANY ENVIRONMENTAL PROTECTION, HUMAN HEALTH, SAFETY, OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING BUT NOT LIMITED TO THOSE PERTAINING TO THE USE, HANDLING, GENERATION, TREATMENT, STORAGE, MANAGEMENT, OR DISPOSAL OF ANY TOXIC OR HAZARDOUS SUBSTANCES, HAZARDOUS WASTE OR TOXIC, REGULATED SUBSTANCES, INCLUDING WITHOUT LIMITATION PETROLEUM PRODUCTS, ASBESTOS, LEAD- BASED PAINT AND OTHER SUBSTANCES. BUYER IS PURCHASING THE PROPERTY IN AN "AS IS" CONDITION, "WITH ALL FAULTS" AND WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT TO BE EXECUTED AND DELIVERED BY SELLER TO BUYER AT THE CLOSING.

Except to the extent expressly provided in this Agreement (including Section 8(a)), to the fullest extent permitted by law, Buyer unconditionally waives and releases Seller, and its partners, beneficial owners, officers, directors, shareholders and employees from any present or future claims and liabilities of any nature arising from or relating to the physical, economic and legal condition of the Property and the presence or alleged presence of Hazardous Substances in, on, at, from, under or about the Property or any adjacent property, including, without limitation, any claims under or on account of any Environmental Law, regardless of whether such Hazardous Substances are located in, on, at, from, under or about the Property or any adjacent property prior to or after the date of this Agreement. The terms and provisions of this Section 8(f) will survive the Closing.

For purposes of this Agreement, "Environmental Law" means any law, ordinance, rule, regulation, order, judgment, injunction or decree relating to pollution or substances or materials which are considered to be hazardous or toxic, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act, any state and local environmental law, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued relative to the foregoing. For purposes of this Agreement, "Hazardous Substances" means any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is now or may in the future be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum, petroleum products, polychlorinated biphenyls and other controlled substances).

9.
Conditions to Closing.
(a)
Buyer's Conditions to Closing. Buyer's obligation to purchase the Property from Seller shall be conditioned upon and subject to each of the conditions precedent set forth below (collectively, the "Buyer Closing Conditions"):
(i)
Seller Deliverables. Seller's delivery of the items set forth in Section 11(c)(i) below.
(ii)
Accuracy of Seller's Representations and Warranties. All representations and warranties made by Seller in this Agreement shall be true in all material respects on or as of the Closing Date as though made at that time.
(iii)
Performance by Seller. Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.
(iv)
Entitlements. Buyer shall have received the Entitlements and the LDP or waived the contingencies to receive same in accordance with Section 7.
(b)
Seller's Conditions to Closing. Seller's obligation to sell the Property to Buyer shall be conditioned upon and subject to each of the conditions precedent set forth below:
(i)
Accuracy of Buyer's Representations and Warranties. All representations and warranties made by Buyer in this Agreement shall be true in all material respects on or as of the Closing Date as though made at that time.
(ii)
Performance by Buyer. Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.
(c)
Right to Terminate; Waiver of Condition. If any of the conditions set forth in Section 9(a) or Section 9(b) are not timely satisfied or waived by the appropriate benefited Party, then the benefited Party shall have the right to terminate this Agreement by written notice to the other Party (the “Terminating Party”). Upon delivery of any such termination notice, this Agreement shall terminate, and unless such termination was due to the default of a Party, the Deposit and the LDP Extension Fees shall be released to the Terminating Party (less One Hundred and 00/100 Dollars ($100.00), which shall be disbursed to Seller regardless of the Terminating Party), and neither Party will have any further obligation or liability to the other hereunder except as expressly survives termination. In the event that a Party, having the right of termination hereunder based on the failure of a condition precedent set forth herein, does not provide such termination notice, such condition precedent shall be deemed to have been satisfied, approved or waived, effective as of the Closing.
10.
Default.

(a)
If Seller is unable to deliver fee simple title to the Property as set forth herein at Closing for any reason other than Buyer's default, and such inability to convey is not rectified within five (5) business days after the then-scheduled Closing Date (as defined below), Buyer may: (i) terminate this Agreement, in which event (A) all rights and obligations of the Parties under this Agreement shall expire (except for those which expressly survive any such termination) and this Agreement shall become null and void, and (B) the Title Company shall return to Buyer the Deposit and the LDP Extension Fees, if any (including interest, if any) (less One Hundred and 00/100 Dollars ($100.00), which shall be disbursed to Seller), or (ii) sue Seller for specific performance of this Agreement. Buyer will be deemed to have elected to terminate this Agreement and to receive a return of the Deposit if Buyer fails to file a suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located on or before sixty (60) days following the date on which the Closing was to have occurred. In the event that specific performance is not available because Seller has conveyed the Property to a third party in violation of this Agreement, in addition to (i) above, Buyer shall be entitled to actual damages up to One Hundred Thousand and 00/100 Dollars ($100,000.00). Except as set forth in the preceding sentence, Buyer expressly waives its rights to seek damages in the event of Seller's default.
(b)
If Buyer defaults under this Agreement and Buyer fails to cure such default within five (5) business days after notice from Seller or, in the event Buyer fails to close, the then-scheduled Closing Date, then the Title Company will deliver the Deposit and any LDP Extension Fees (including interest, if any) to Seller who, in lieu of any other damages recoverable by Seller by reason of Buyer's default, will retain the Deposit and any LDP Extension Fees and any interest thereon (such sums being agreed upon as liquidated damages for the failure of Buyer to perform the duties, liabilities and obligations imposed upon it by the terms and provisions of this Agreement and because of the difficulty, inconvenience and uncertainty of ascertaining actual damages, and no other damages, rights or remedies shall in any case be collectible, enforceable or available to Seller other than as provided in this Section 10(b)).
(c)
By the express agreement of Buyer and Seller, the remedies set forth in this Section 10 constitute the sole remedies at law or in equity available to Buyer and Seller, as the case may be, on account of the other party’s breach of its obligations to close under this Agreement. In no event, however, shall either party to this Agreement be liable for any consequential, special, indirect or punitive damages.
11.
Closing Date; Closing Procedure.
(a)
Unless otherwise terminated as provided herein, and except as provided in subsection (c) below, this transaction will be closed (the "Closing") through an escrow established with the Title Company (the "Escrow") on the date that is thirty (30) days after the earlier of (i) Buyer's receipt of the LDP, or (ii) the expiration of the LDP Outside Date, as the same may be extended (the actual date Closing occurs being referred to herein as the "Closing Date").
(b)
This Agreement will constitute joint escrow instructions to the Title Company to complete the Closing. The Parties shall execute and deliver such standard supplemental escrow instructions required by the Title Company, as escrow holder, provided that in the event of any discrepancy between such supplemental escrow instructions and this Agreement, the terms of this Agreement shall control.

(c)
The following will be deposited with the Title Company on or before the

Closing Date:

(i)
Seller will deposit or cause to be deposited:
(1)
The original Deed (together with such other instruments as may be required by local law in connection with the conveyance of real property), duly executed and acknowledged;
(2)
An executed certification of Seller's non-foreign status pursuant to Section 1445 of the Internal Revenue Code;
(3)
Customary certificates or affidavits with respect to withholding tax pursuant to O.C.G.A. § 48-7-128, which may be disclosed to the Commissioner of Revenue of the State of Georgia;
(4)
Any required transfer tax returns, or in each instance and if available, an electronic filing of such returns, together with the required payment of applicable transfer taxes, pursuant to the requirements of the State of Georgia and local taxing authorities;
(5)
A closing statement prepared by the Title Company and executed by Seller;
(6)
Such other documents and instruments as the Title Company reasonably requires to evidence the due organization and valid existence of Seller and its authority to enter into and perform its obligations under this Agreement;
(7)
Executed and acknowledged copies of an owner's affidavit, gap indemnity and mechanic's lien indemnity, in the commercially reasonable forms customarily utilized by the Title Company, in order to enable the Title Company to issue the Title Policy without any exception for mechanic's or materialmen's liens; and
(8)
Such other instruments as are required by this Agreement and/or as are reasonably necessary or appropriate to consummate the sale contemplated by this Agreement.
(ii)
Buyer will deposit or cause to be deposited:
(1)
By federal wire transfer of funds, an amount equal to the balance of the Purchase Price, as adjusted for closing costs and the proration of taxes and assessments as herein provided;
(2)
Such documents and instruments as the Title Company reasonably requires to evidence the due organization and valid existence of Buyer and its authority to enter into and perform its obligations under this Agreement;

(3)
A closing statement prepared by the Title Company and executed by Buyer; and
(4)
Such other instruments as are required by this Agreement and/or as are reasonably necessary or appropriate to consummate the sale contemplated by this Agreement.
(d)
Upon receipt of all of the documents and funds described in subsection (c), above, the Title Company will (i) record the Deed; (ii) disburse funds as shown in Seller's closing statement; (iii) deliver to Buyer the Title Policy and the original Deed, as recorded, Seller's certifications pertaining to its non-foreign status, and a copy of Buyer's closing statement executed Buyer; and (iv) deliver to Seller a photocopy of the Deed, as recorded, and a copy of Seller's closing statement.
12.
Prorations; Closing Costs.
(a)
All general state, county and city taxes and installments of special assessments relating to the Property (collectively, "Taxes") will be prorated between Buyer and Seller as of 11:59 p.m. Eastern Standard Time of the day prior to Closing; if, after Closing, supplemental real estate taxes are assessed against the Property, Buyer and Seller shall adjust the proration of the Taxes following the Closing promptly following notice thereof. Any Taxes that are due and payable will be paid at the Closing from funds accruing to Seller. If actual tax statements for the year of Closing are not available at the time of Closing, prorations will be based on the preceding year's tax statements. If applicable, within thirty (30) days after Buyer's receipt of final tax bills, Buyer will prepare and present to Seller a calculation of the reproration of such taxes based upon the actual amount of such taxes for the year in which the Closing occurs. The parties will make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Buyer's calculation and appropriate back-up information. In addition to the foregoing, all utility charges or other expenses associated with the Property and any income associated with the Property will be prorated to or adjusted as of the Closing Date, based upon the actual number of days involved in the relevant computation period for such items in which the Closing Date occurs.
(b)
Buyer will pay:
(i)
The costs of recording the Deed;
(ii)
One-half of the Title Company's fee for acting as escrow holder and/or closing agent, if any;
(iii)
The cost of the Title Policy and any endorsements or affirmative insurance or modifications to the Title Policy;
(iv)
The cost of Buyer's Survey;
(v)
All costs in connection with Buyer's financing, if any; and
(vi)
All expenses incurred by Buyer in connection with the transaction contemplated by this Agreement, including, without limitation: (i) the cost of any survey work or property inspections requested by Buyer and (ii) Buyer's attorneys' fees.

(c)
Seller will pay:
(i)
The cost of recording any releases of existing mortgages and other financing instruments;
(ii)
The costs of preparing the Deed and all transfer taxes incident to the transfer of the Property;
(iii)
One-half of the Title Company's fee for acting as escrow holder and/or closing agent, if any; and
(iv)
All expenses incurred by Seller in connection with the transaction contemplated by this Agreement, including, without limitation, Seller's attorneys' fees.
(d)
Any other closing costs and expenses not specifically delineated above shall be paid by the Parties as is customary in escrows for the purchase and sale of commercial real property located in Hall County, Georgia.
13.
Possession. Possession of the Property will be delivered to Buyer on the Closing Date, free and clear of parties in possession and subject only to the Permitted Exceptions.
14.
Condemnation. If, prior to the Closing Date, all or a substantial part of the Property is taken in any proceeding by public authority or any other body vested with the power of eminent domain, by condemnation or otherwise or is acquired for public or quasi-public purposes or condemnation proceedings therefor will have been instituted, then (except as provided below) Buyer will have the right to terminate this Agreement, said election to be exercised by Buyer by giving Seller notice to such effect prior to the Closing Date, but in any event not later than thirty (30) days after Buyer receives notice of such occurrence. In the event that Buyer elects to terminate this Agreement, the Deposit and the LDP Extension Fees, if any, including interest, if any (less One Hundred and 00/100 Dollars ($100.00), which shall be disbursed to Seller), will be returned to Buyer and both Parties will be relieved and released of and from all further liability hereunder except as expressly survives termination. Unless this Agreement is so canceled, it will remain in full force and effect without any reduction in the Purchase Price and Seller will assign, transfer and set over to Buyer all of its right, title and interest in any awards that may be made for such taking (less any collection costs incurred by Seller in connection therewith) and at the Closing, Seller will convey to Buyer such portion of the Property as is not so taken.
15.
Brokers. Each Party represents and warrants to the other that it has had no dealings with any broker or agent in connection with this transaction except Cresa Global Inc. ("Seller's Broker"). Buyer represents and warrants to Seller that no brokers or finders have been engaged by it in connection with the transaction contemplated by this Agreement. Seller represents and warrants to Buyer that, except for Seller's Broker, no brokers or finders have been engaged by it in connection with the transaction contemplated by this Agreement. At Closing, Seller shall pay Seller's Broker a real estate sales commission pursuant to a separate agreement between Seller and Seller's Broker. In the event of any claim for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then each Party shall indemnify, save and hold harmless and defend the other Party from and against such claim if it is based upon any statement or representation or agreement made by or allegedly made by the indemnifying Party. This indemnity shall survive the Closing or the earlier termination of this Agreement.

16.
Assignment. This Agreement may be assigned by Seller to an Affiliate who takes title to the Property and expressly assumes Seller's obligations under this Agreement. This Agreement may be assigned by Buyer, in whole or in part, to any Affiliate or multiple Affiliates or to an affiliated “landbanking” entity for the purpose of holding and developing the Property into finished lots to be purchased by Buyer, in each case without Seller’s prior written consent but with prior written notice to Seller. Any other assignment by Buyer shall require Seller’s prior written consent. If this Agreement is assigned by Buyer, the Agreement shall be jointly and severally binding on Buyer and the assignee(s), its successors, and assigns. Any purported assignment or delegation by a party in violation of this Section 16 is void and of no force or effect. For purposes of this Agreement, the term “Affiliate” means any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the assignor and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise. Further, notwithstanding any assignment (regardless of whether Seller's consent is required), the original-named Buyer hereunder shall not be released, and shall remain liable for, all obligations of the buyer under this Agreement.
17.
Attorneys' Fees. In the event either Party files a lawsuit in connection with this Agreement or any provisions contained herein, then the Party that prevails in such action shall be entitled to recover from the non-prevailing Party, in addition to all other remedies or damages as limited herein, reasonable attorneys' fees and expenses, expert witness fees and expenses, and costs of court incurred in such lawsuit. This covenant shall survive the Closing or earlier termination of this Agreement.
18.
Entire Agreement; Modifications; Authority. This Agreement contains the entire agreement between Seller and Buyer and there are no other terms, conditions, promises, understandings, statements or representations, express or implied, concerning the sale contemplated hereunder. No alteration, change or modification of this Agreement will be effective unless made in writing and executed by Seller and Buyer.
19.
Time. Time is of the essence in the performance of all obligations under this

Agreement.

20.
Notice. Any notices, requests, demands, tenders and communications hereunder shall be in writing and may be served (i) by hand delivery, (ii) by depositing same in the United States mail, addressed to the Party to be notified, postage prepaid and registered or certified with receipt requested, (iii) by recognized overnight, third party prepaid courier service (such as FedEx), or (iv) by electronic mail with confirmation thereof, provided that if sent by electronic mail, a duplicate copy is sent contemporaneously by one of the methods described in (i) through (iii) above. Any notice or other communication mailed as aforesaid shall be deemed effectively given (x) on the date of delivery if personally delivered or sent by electronic transmission, (y) on the date delivered if sent by courier service, or (z) on the date indicated on the return receipt if mailed. Either Party may change its address for notices upon ten (10) business days' prior written notice to the other Party as provided below.

If to Seller: Societal CDMO Gainesville, LLC 1300 Gould Drive

Gainesville, GA 30504

Attention: Chief Financial Officer Email: ryan.lake@societalcdmo.com Phone: 770-531-8365 with a copy to: Troutman Pepper Hamilton Sanders LLP

600 Peachtree Street, Suite 3000

Atlanta, Georgia 30308-2216 Attention: Anthony D. Greene, Esq. Email: anthony.greene@troutman.com Phone: (404) 885-3656

If to Buyer: Weekley Homes, LLC

225 Westmonte Drive, Suite 2000 Altamonte Springs, Florida 32714 Attention: Jim Vanderwoud

Email: jvanderwoud@dwhomes.com

Title Company: Windward Title, LLC

3525 Piedmont Road NE Building 6, Suite 320

Atlanta, Georgia, 30305 Attention: Attn: Jim Cooney Email: jcooney@luederlaw.com

21.
Terminology. The words "include," "includes" and "including" will be deemed to be followed by the phrase "without limitation." The words "herein," "hereof," "hereunder" and similar terms will refer to this Agreement unless the context requires otherwise. Where the context requires, the neuter gender will include the masculine and/or feminine, and the singular will include the plural and vice versa.
22.
Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Georgia, without reference to conflicts of laws principles.
23.
Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.
24.
Survival. Except for those provisions of this Agreement which are stated to expressly survive the Closing or the earlier termination of this Agreement, the provisions of this Agreement will merge into the execution and delivery of the Deed from Seller to Buyer. The acceptance by Buyer of the Deed will be deemed to constitute the full performance and discharge of each and every warranty and representation made by Seller and Buyer and every agreement and obligation on the part of Seller and Buyer to be performed pursuant to the terms of this Agreement, except those warranties, representations, covenants and agreements which are specifically provided in this Agreement to survive Closing.
25.
Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Agreement. An electronic (pdf) executed copy of this Agreement shall have the same force and effect as an original executed copy hereof. This Agreement and any amendments hereto may be electronically signed by the parties by the use of DocuSign, which will be treated as an original copy as though ink-signed by officers or other duly authorized representatives of each party.
26.
1031 Exchange. If Seller desires to effect the transaction in a manner so as to qualify as a like-kind exchange under Internal Revenue Code Section 1031, and the associated regulations, Buyer agrees to use reasonable efforts to accommodate Seller. In effectuating a like-kind exchange pursuant to Section 1031 of the Code, Seller agrees that (a) such exchange will not delay or otherwise adversely affect the Closing, (b) Seller will indemnify, save and hold harmless Buyer from and against any such loss, cost, damage, tax, expense or adverse consequence (including attorneys' fees) incurred by Buyer in connection with such exchange, (c) all documents to be executed by Buyer in connection with such exchange will be subject to the approval of Buyer, which will not be unreasonably withheld, conditioned or delayed.

27.
Confidentiality; Return of Documents. Buyer and Seller agree not to (a) disclose the existence of or specific terms of this Agreement except to their respective attorneys, accountants, investment advisors, investors, lenders and others as are reasonably required to evaluate and consummate that transaction, or as such parties may be otherwise required by law to disclose such information, or (b) issue any press release or public disclosure before Closing without the prior written consent of the other Party, which shall not be unreasonably withheld; provided, however, Seller shall be permitted to disclose any information (i) required under any SEC regulations applicable to Seller (or its affiliates), or (ii) in accordance with the typical practice of Seller or a publicly-traded company in connection with disclosures to the public. Furthermore, Buyer agrees that it shall treat all due diligence materials and reports as confidential materials and shall not disclose any portion thereof except: (i) to the extent necessary in connection with its evaluation of the Property; (ii) to the extent required by law; (iii) to Buyer's mortgage lender(s), if any, involved in the transaction contemplated by this Agreement; (iv) with the express written consent of Seller; (v) to a Buyer's Affiliate; or (vi) to Buyer's attorneys, accountants, investment advisors, lenders and others as are reasonably required to evaluate and consummate the transactions contemplated herein, provided Buyer shall cause each of the foregoing to abide by the terms of this Section 27. In the event that this Agreement is terminated or cancelled without Buyer acquiring the Property pursuant to the terms hereof, Buyer shall, within ten (10) business days following Seller's written request, deliver to Seller (and destroy any electronic copies of) all information furnished to Buyer by or on behalf of Seller with respect to the Property. The provisions of this Section 27 shall survive the Closing or any termination of this Agreement.
28.
Acceptance. Submission of this Agreement by Buyer to Seller for examination and/or execution shall not in any manner bind Buyer and no obligations on Buyer shall arise under this Agreement unless and until this Agreement is fully signed and delivered by Seller and Buyer. Submission of this Agreement by Seller to Buyer for examination and/or execution shall not in any manner bind Seller and no obligations on Seller shall arise under this Agreement unless and until this Agreement is fully signed and delivered by Buyer and Seller.
29.
Invalidity. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
30.
Construction. This Agreement will not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that Seller and Buyer and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any exhibits or amendments.
31.
Computation of Time. If, pursuant to this Agreement, any date indicated herein falls on a holiday or a Saturday or Sunday, the date so indicated shall mean the next business day following such date. The term "holiday" shall mean any day on which state or national banks are not open for business in the State of Georgia.

32.
Escrow Agent. The duties of the Title Company, as escrow holder, hereunder shall be as specifically as described herein or as necessary to carry out the provisions of this Agreement and are purely ministerial in nature. The Title Company may act upon any instrument or writing believed by it in good faith to be genuine and executed by the proper person and shall not be liable in connection with the performance of its duties hereunder except for its own willful misconduct or gross negligence. In the event of any dispute or litigation hereunder concerning the disposition of the Deposit, the Title Company shall have the right to pay the same and all interest thereon into the registry of any court of competent jurisdiction, and the Title Company shall hereupon be released from any further liabilities with respect to the Deposit except as aforesaid.
33.
Subdivision. Buyer and Seller understand and agree that a subdivision plat (the "Plat") will be required to subdivide the Property as a separate lot or tract. Seller and Buyer shall cooperate to prepare the Plat which shall designate the Property as a separate lot or tract. Upon completion of the Rezoning, Buyer will directly pay third party vendors or reimburse Seller for eighty percent (80%) of the third-party out-of-pocket costs and expenses incurred to prepare, finalize and record the Plat. Buyer and Seller shall cooperate to have a draft of the Plat prepared for approval by both Parties (not to be unreasonably withheld, conditioned or delayed) on or before the expiration of the Inspection Period. Each Party shall have five (5) business days from receipt of the Plat to make any objections to the Plat. Failure of a Party to object to the Plat in writing within such five (5) business day period shall be deemed approval of the Plat. Seller and Buyer shall reasonably cooperate to reach a mutual agreement on the final size and boundary lines for the lot which will comprise the Property, based on the general depiction thereof shown on Exhibit “A”. There shall be no adjustment in the Purchase Price due to any variation in size between the Survey and the final determination of acreage as shown on the Plat. Upon completion of the subdivision and receipt of all governmental approvals therefor, the legal description of the new lot comprising the Property shall automatically be deemed to replace Exhibit “A” attached hereto.
34.
Seismic Activity Agreement. Buyer acknowledges that Seller will retain certain property adjacent to the Property (the "Adjoining Property") upon which Seller will continue to operate facilities for the production, testing and storage of pharmaceutical products. In order to avoid Buyer's development of the Property interfering with Seller's operations on the Adjoining Property, during the Inspection Period, Buyer and Seller shall use good faith efforts to negotiate an agreement in recordable form (the "Seismic Activity Agreement") that will obligate Buyer to notify Seller at least one (1) business day in advance of any blasting or other activities causing significant seismic activity that could interfere with Seller's operations on the Adjoining Property. The parties hereby acknowledge and agree that at the Closing, the Seismic Activity Agreement shall be recorded against the Property immediately prior to the Deed. The parties agree to act in good faith and fair dealing to finalize the Seismic Activity Agreement. If the parties are unable to agree upon the Seismic Activity Agreement by the expiration of the Inspection Period, then either party may terminate this Agreement by giving written notice to the other party on or before the expiration of Inspection Period in which event the Deposit shall be returned to Buyer and thereafter this Agreement shall be null and void and of no further force and effect, and Buyer and Seller shall have no further obligations to each other, except with respect to those obligations which expressly survive termination of this Agreement. Seller to deliver a draft of the Seismic Activity Agreement to Buyer within fifteen (15) days following the Effective Date and Buyer to deliver any comments thereto within five (5) days following receipt thereof. Failure to deliver any comments within such five (5) day period shall be deemed Buyer's approval of the Seismic Activity Agreement.
35.
Arbitration and Mediation. Any dispute between Buyer and Seller, whether sounding in contract, tort, or otherwise, shall be resolved by binding arbitration. Unless the Parties agree to use other rules, or the arbitrator deems other rules to be applicable, the arbitration shall be conducted in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association in effect at the time the demand for arbitration is filed, and either the Federal Arbitration Act (Title 9, U.S. Code) or the applicable state arbitration statute. Such claims, disputes or causes of action, include, but are not limited to, those arising out of this Agreement and any other rights, obligations or agreements between Buyer and Seller relating to this Agreement or the Property (the "Dispute"). After a demand for arbitration has been filed and the filing fee paid, either Party may require that the Dispute be submitted to mediation prior to commencement of the final arbitration hearing. If the Dispute is not resolved by mediation, then the arbitration proceeding shall continue to conclusion. The arbitration award or decision may be confirmed, entered and enforced as a judgment in a court having jurisdiction, subject to appeal only in the event of the arbitrator's misapplication of the law, no evidence to support the award, or such other grounds for appeal of arbitration awards that exist by statute, common law or the applicable rules. This arbitration provision shall survive closing, breach or termination of this Agreement and shall not be superseded by the doctrine of merger.

[SIGNATURES APPEAR ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

"SELLER":

SOCIETAL CDMO GAINESVILLE, LLC,

a Massachusetts limited liability company

By:	/s/ Ryan D. Lake
Name:	Ryan D. Lake
Title:	Chief Financial Officer

"BUYER":

WEEKLEY HOMES, LLC,

a Delaware limited liability company

By:	/s/ John Burchfield
Name:	John Burchfield
Title:	General Counsel

The undersigned Title Company acknowledges receipt of the Deposit, agrees to serve as escrow holder pursuant to the terms of this Agreement, and agrees to hold and disburse the Deposit and the LDP Extension Fees, if any, as provided in this Agreement.

Windward Title, LLC

By:	/s/ James J. Cooney
Name:	James J. Cooney
Title:	Partner

Date:	August 15, 2022

EXHIBIT "A"

Legal Description of Property

Legal description to be affixed based on title. Property constitutes the crosshatched area below.